Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated March 26, 2007 and June 15, 2005 relating to the financial statements of MagnaChip Semiconductor LLC, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

November 14, 2007